Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Alta Global Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(2)
Fees to be Paid	Equity	Ordinary Shares, no par value	457(o)	—	—	$17,250,000	0.00014760	$2,546.10
	Equity	Representative’s warrant to purchase Ordinary Shares (3)	457(g)	—	—	—	—	—
	Equity	Ordinary Shares issuable upon exercise of the Representative’s warrant (4)	457(o)	—	—	$1,078,125	0.00014760	$159.13
	Total Offering Amounts					$18,328,125		$2,705.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,705.23

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from share splits, dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes additional Ordinary Shares that the underwriters have the option to purchase.

(3)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants have exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the shares underlying the Representative’s warrants is equal to $1,078,125 (which is equal to 5% of the proposed maximum aggregate offering price for the Ordinary Shares of $17,250,000 multiplied by 125%).